ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of New or Amended Securities

For John Hancock Enduring Equity Fund, John Hancock Seaport Fund and John Hancock Small Cap Core Fund

On December 17, 2013, the Board of Trustees approved the establishment of three new funds, John Hancock Enduring Equity Fund (Class A, Class I, Class NAV and Class R6 shares), John Hancock Seaport Fund (Class A, Class I, Class NAV and Class R6 shares), and John Hancock Small Cap Core Fund (Class A, Class I, and Class NAV shares), and the related Multi-Class Plan. The Certificate of Establishment and the Rule 18f-3 Multi-Class Plan are attached as exhibits herewith. The Board also authorized the filing of the related post-effective amendment to the Fund’s registration statement which was filed on December 18, 2013, accession number 0001133228-13-005026

For John Hancock Enduring Equity Fund and John Hancock Seaport Fund

On March 13, 2014, the Board of Trustees approved the establishment of a new share class, Class C shares, for the John Hancock Enduring Equity Fund and John Hancock Seaport Fund and the related Multi-Class Plan. The Certificate of Establishment and the Rule 18f-3 Multi-Class Plan are attached as exhibits herewith. The Board also authorized the filing of the related post-effective amendment to the Fund’s registration statement which was filed on May 13, 2014, accession number 0001133228-14-001677.